NEWS RELEASE
For Immediate Release	Contact: Raymond Brandstrom
August 8, 2006	Chief Financial Officer
(206) 298-2909

EMERITUS ANNOUNCES SECOND QUARTER AND YEAR-TO-DATE RESULTS

SEATTLE, WA, August 8, 2006 -- Emeritus Corporation (AMEX: ESC), a national provider of assisted living and related services to senior citizens, today announced its second quarter and year-to-date 2006 results.

Second Quarter 2006 Highlights

•	Added 193 net occupied units and 197 residents from the last day of March 2006 to last day of June 2006, increasing occupancy from 85.0% to 85.9%.
•
Increased average monthly revenue per unit by 5.3% to $3,083 from $2,928 in the comparable quarter last year as a result of our rate enhancement initiatives, adding approximately $5.6 million in incremental revenues for the quarter.

•	Settled several outstanding professional liability claims and recorded an expense reduction of approximately $1.7 million.
•	Reopened our Biloxi, MS community in late April, closed for eight months due to hurricane damage, and reached approximately 81% occupancy by June 30, 2006.

Year-to-Date 2006 Highlights

•	Settled several outstanding professional liability claims and recorded an accumulative professional liability reduction of approximately $13.9 million in the first two quarters of 2006.
•	Added 303 net occupied units and 365 residents from the last day of December 2005 to last day of June 2006, increasing occupancy from 84.2% to 85.9%.
•
Increased average monthly revenue per unit by 5.1% to $3,065 from $2,915 in the comparable six-month period last year as a result of our rate enhancement initiatives, adding approximately $10.6 million in incremental revenues for the first two quarters of 2006.

Summary of Second Quarter 2006 Results

Our net loss from continuing operations before income taxes for the second quarter of 2006 was $8.3 million, excluding the professional liability adjustment of $1.7 million and a Texas Medicaid dispute accrual and related legal fees of $1.1 million, compared to a loss of $6.9 million for the second quarter of 2005, excluding the gain on sale of our investment in Alterra in 2005 of $21.3 million, a decline of $1.4 million from the prior year quarter. Our marketing expenses and community repair and maintenance costs increased by approximately $763,000 and our utility costs increased by approximately $560,000 over the second quarter of last year.

Dan Baty, the Company’s CEO, stated “Our marketing and community repair and maintenance costs increased over the comparable prior year periods as we invested in our initiatives to improve occupancy rates. These additional costs have resulted in a net increase of 193 occupied units in the second quarter of 2006, and 303 for the first two quarters of 2006, bringing our occupancy rate to 85.9% on June 30, 2006 from 84.2% on December 31, 2005.” Mr. Baty further added “These marketing and repair costs should diminish as our occupancy continues to grow over time.”

We reported total revenues of $103.7 million for the second quarter of 2006 compared to $96.3 million for the same period of 2005, an increase of $7.4 million. Approximately $2.0 million of this increase is related to the four additional communities acquired since the comparable period last year. The remaining net revenue increase of $5.4 million was primarily due to an increase in the average monthly revenue per unit. We continued to see improvements in our occupancy during the second quarter of 2006, adding another 193 occupied units and 197 residents to the first quarter 2006 increase of 110 occupied units and 168 residents.

Our overall property-related costs increased to $35.8 million in the current quarter from $34.1 million in the comparable quarter last year. The overall increase of $1.7 million is primarily the result of the addition of four new communities since the comparable period last year, additional depreciation on capital expenditures to improve our properties, and annual rent escalators in our existing leases. Our property-related costs include the impact of expenses related to straight-line rent, and capital and financing lease treatment that exceeded our actual cash lease payments by $5.3 million and $6.4 million for the second quarter ended June 30, 2006 and 2005, respectively.

Mr. Baty continued “We are pleased with our continued success in the second quarter in increasing our occupancy from December 2005 levels. We will continue to aggressively focus on our marketing initiatives, programs to improve our average revenue per unit, and other community-level enhancement programs that have proved successful this year. We believe these initiatives will continue to improve our occupancy over time, and in conjunction with a continuing increase in our average monthly revenue per unit, will have a significant positive impact on financial results.”

Summary of 2006 Year-to-Date Results

Our net loss from continuing operations before income taxes for the six months ended June 30, 2006 was $16.3 million, excluding the Texas lawsuit settlement and related interest reversal of $13.0 million, the professional liability adjustment of $1.7 million and a Texas Medicaid dispute accrual and related legal fees of $1.3 million, compared to a loss of $12.0 million for the first two quarters of 2005, excluding the gain on sale of our investment in Alterra of $21.3 million, a decline of approximately $4.3 million. Approximately $1.3 million of this decline was from our investment in marketing and community repair and maintenance costs related to our initiative to improve occupancy rates, and approximately $1.2 million in utility cost increases.

For the six months ended June 30, 2006, we reported total revenues of $204.7 million compared to $191.0 million for the same period of 2005, an increase of $13.7 million. Approximately $6.1 million of this increase is related to seven additional communities acquired since the comparable period last year. Of the remaining net revenue increase of $7.6 million, approximately $10.6 million was due to an increase in the average monthly revenue per unit with the offsetting balance primarily from a decline in average occupancy over the comparable period last year. We have realized improvements in our occupancy since December 2005, adding 303 net occupied units and 365 residents.

Our overall property-related costs increased to $70.6 million in the first two quarters of 2006 from $67.3 million in the comparable two quarters of last year. The overall increase of $3.3 million is primarily the result of the acquisition of seven new communities since the comparable period last year, depreciation on capital expenditures to improve our properties, and annual lease escalators in our existing leases. Our property-related costs include the impact of expenses related to straight-line rent, and capital and financing lease treatment that exceeded our actual cash lease payments by $10.9 million and $12.6 million for the six months ended June 30, 2006 and 2005, respectively.

For a more detailed understanding of Emeritus and our operating results, please refer to our annual Form 10-K filed with the Securities and Exchange Commission on March 16, 2006, and our quarterly Form 10-Q to be filed with the Securities and Exchange Commission on August 9, 2006, or visit our Internet site at www.emeritus.com to obtain a copy.

ABOUT THE COMPANY

Emeritus Corporation is a national provider of assisted living and Alzheimer’s and related dementia care services to seniors. Emeritus is one of the largest and most experienced operators of freestanding assisted living communities located throughout the United States. These communities provide a residential housing alternative for senior citizens who need help with the activities of daily living with an emphasis on assistance with personal care services to provide residents with an opportunity for support in the aging process. Emeritus currently operates 182 communities representing capacity for approximately 18,400 residents in 35 states. Emeritus’s common stock is traded on the American Stock Exchange under the symbol ESC, and its home page can be found on the Internet at www.emeritus.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: A number of the matters and subject areas discussed in this report that are not historical or current facts deal with potential future circumstances, operations, and prospects. The discussion of such matters and subject areas is qualified by the inherent risks and uncertainties surrounding future expectations generally, and also may materially differ from our actual future experience as a result of such factors as: the effects of competition and economic conditions on the occupancy levels in our communities; our ability under current market conditions to maintain and increase our resident charges in accordance with our rate enhancement programs without adversely affecting occupancy levels; increases in interest costs as a result of re-financings; our ability to control community operation expenses, including insurance and utility costs, without adversely affecting the level of occupancy and the level of resident charges; our ability to generate cash flow sufficient to service our debt and other fixed payment requirements; our ability to find sources of financing and capital on satisfactory terms to meet our cash requirements to the extent that they are not met by operations, and other uncertainties related to professional liability claims. We have attempted to identify, in context, certain of the factors that we currently believe may cause actual future experience and results to differ from our current expectations regarding the relevant matter or subject area. These and other risks and uncertainties are detailed in our reports filed with the Securities and Exchange Commission (SEC), including our Annual Reports on Form 10-K and Quarterly Reports Form 10-Q.

EMERITUS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
(In thousands, except per share data)

	Three Months ended June 30,		Six Months ended June 30,
	2006	2005	2006	2005
Revenues:
Community revenue	$101,571	$94,030	$200,466	$186,517
Other service fees	1,618	1,772	3,332	3,480
Management fees	484	462	941	1,060
Total operating revenues	103,673	96,264	204,739	191,057
Expenses:
Community operations (exclusive of depreciation and amortization
and facility lease expense shown separately below)	67,662	61,942	134,029	122,347
Texas lawsuit settlement	-	-	(12,207)	-
General and administrative	8,721	7,857	17,452	15,190
Depreciation and amortization	12,251	11,513	24,401	22,800
Facility lease expense	11,092	10,388	22,010	20,124
Total operating expenses	99,726	91,700	185,685	180,461
Operating income from continuing operations	3,947	4,564	19,054	10,596
Other income (expense):
Interest income	681	205	1,552	436
Interest expense	(12,475)	(12,250)	(24,206)	(24,368)
Gain on sale of investment in Alterra Healthcare Corporation	-	21,323	-	21,323
Equity losses in unconsolidated joint ventures	(396)	(11)	(492)	(31)
Other, net	562	611	1,158	1,371
Net other income (expense)	(11,628)	9,878	(21,988)	(1,269)

Income (loss) from continuing operations before income taxes	(7,681)	14,442	(2,934)	9,327
Provision for income taxes	100	(974)	90	(1,089)
Income (loss) from continuing operations	(7,581)	13,468	(2,844)	8,238
Loss from discontinued operations (net of tax)	(34)	(4,111)	(44)	(2,920)
Net income (loss)	(7,615)	9,357	(2,888)	5,318
Preferred stock dividends	-	358	-	(599)
Net income (loss) to common shareholders	$(7,615)	$9,715	$(2,888)	$4,719

Basic income (loss) per common share:
Continuing operations	$(0.42)	$1.27	$(0.17)	$0.70
Discontinued operations	-	(0.38)	-	(0.27)
	$(0.42)	$0.89	$(0.17)	$0.43
Diluted income (loss) per common share:
Continuing operations	$(0.42)	$0.73	$(0.17)	$0.47
Discontinued operations	-	(0.21)	-	(0.16)
	$(0.42)	$0.52	$(0.17)	$0.31

Weighted average common shares outstanding :
Basic	17,927	10,918	17,481	10,870

Diluted	17,927	19,776	17,481	18,289